EXHIBIT 10.40

SABLE OFFSHORE CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Sable Offshore Corp., a Texas corporation (“Company”), and Gregory Patrinely (“Employee”) is entered into effective as of, and contingent upon, the merger of each Sable Offshore Holdings LLC and Sable Offshore Corp. into Flame Acquisition Corp. (the “Effective Date”).

WHEREAS, Company desires to employ Employee and Employee desires to be employed by Company; and WHEREAS, the parties desire to enter into an employment agreement with certain provisions that are incorporated herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Effectiveness Contingent upon Mergers. This Agreement shall be effective as of and only in the event of consummation of (i) the merger of Sable Offshore Holdings LLC with and into Flame Acquisition Corp. and (ii) the merger of Sable Offshore Corp. with and into Flame Acquisition Corp. (each, a “Merger” and collectively, the “Mergers”). In the event the Mergers do not occur, this Agreement shall be null and void ab initio.

2. Employment-at-will. Company agrees to employ Employee, and Employee hereby agrees to be employed by Company. Employment of Employee shall be at will and may be terminated by either party on the terms and conditions set forth in this Agreement.

3. Term of Employment. Subject to the provisions for termination provided in this Agreement, the term of this Agreement shall be for a period of three (3) years beginning on the Effective Date. On each annual anniversary of the Effective Date, the term shall extend so that the term of this Agreement shall again be for three (3) years extending from that anniversary date unless either party provides the other party, not less than thirty (30) days’ written notice prior to that anniversary date, of such party’s election not to renew the Agreement. On each subsequent annual anniversary date of the Effective Date, the term of this Agreement shall again extend to three (3) years unless the requisite thirty (30) days’ written notice of non-renewal was provided by either party. Once either party provides timely notice of non-renewal, the term of this Agreement shall no longer extend, and the term of this Agreement shall end at the conclusion of the then existing term. The term of this Agreement, including any extensions that occur as provided for above, shall be referred to herein as the “Employment Term.” Either party may terminate this Agreement at any time, subject to the terms of this Agreement.

4. Employee’s Duties.

(a) During the Employment Term, Employee shall serve as Executive Vice President and Chief Financial Officer for Company, with such customary duties and responsibilities as may from time to time be assigned to Employee by the Chief Executive Officer of Company, provided that such duties are at all times consistent with the duties of such position. Employee shall report directly to the Chief Executive Officer. Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or a director of any of Company’s subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any entity in which Company owns a majority of the voting stock of the class of securities (or other interests in the case of a limited liability company, partnership or other entity) that may vote in the election of the members of the governing body of such entity. Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder: (i) serve on corporate, civic or charitable boards or committees or (ii) deliver lectures, or fulfill speaking engagements; provided, however, that in no event shall the conduct of any such activities by Employee be deemed to materially interfere with Employee’s duties hereunder until Employee has been notified in writing thereof by the Chief Executive Officer and given a reasonable period in which to cure such interference. In addition, Employee shall be permitted to manage Employee’s personal investments, provided, that (a) such management shall not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder or violate Company’s conflicts policy or similar policy as in effect from time to time, (b) Employee informs the Chief Executive Officer of any conflicts of interest (whether actual or apparent) with Company and any of its Subsidiaries, including, but not limited to, any event reasonably likely to raise the appearance of conflicts, and (c) Employee notifies the Chief Executive Officer of, and discusses with the Chief Executive Officer with respect to, any opportunities presented to Employee or any of the entities in which Employee owns a majority interest in connection with such continued ownership and management that should be offered to Company or its Subsidiaries. Notwithstanding the foregoing, Company agrees that Employee’s management of Employee’s current personal investments, as disclosed to independent members of the board of directors of Flame Acquisition Corp. prior to the date of execution of this Agreement, shall not be deemed to materially interfere with Employee’s duties hereunder.

5. Compensation.

(a) Base Salary. For services rendered by Employee under this Agreement, Company shall pay to Employee a base salary (“Base Salary”) of $800,000.00 per annum payable in substantially equal installments in accordance with Company’s customary payroll practices for its senior executive officers. The amount of Base Salary shall be reviewed periodically and may be increased from time to time as any compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), based on the recommendation of the Chief Executive Officer, may deem appropriate. Base Salary, as in effect at any time, may not be decreased without the prior written consent of Employee.

(b) Annual Bonus. In addition to Employee’s Base Salary, Employee shall be eligible, post-production, to receive with respect to each calendar year during the Employment Term a cash incentive payment (“Annual Bonus”) based on Employee’s individual performance and the performance of Company. The target amount of each Annual Bonus shall be equal to 150% of Employee’s Base Salary. An Annual Bonus shall become payable if Employee remains continuously employed with Company through

December 31 of the applicable calendar year. Each Annual Bonus, if payable, shall be paid in a single lump sum in cash no later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates. Annual Bonuses are to be approved annually in good faith by the Compensation Committee based on the recommendation of the Company’s Chief Executive Officer.

(c) Cash Signing Bonus. Within thirty (30) days after the Effective Date, Company shall pay to Employee in a single lump sum in cash an amount equal to $750,000.

(d) Initial Equity Incentive Grant. Within a reasonable time after the closing date of the Mergers, Company shall cause to be granted to Employee an equity award under Company’s equity incentive plan (“Initial Equity Incentive Grant”), which award shall be with respect to 650,000 shares of Company’s common stock and subject to the terms and conditions (including vesting and forfeiture) of such equity incentive plan and the applicable award agreement, provided that such Initial Equity Incentive Grants shall vest, if it all, no later than the third anniversary of the Mergers. Notwithstanding the immediately preceding sentence, in the event that the total number of shares of Company’s common stock (i) subject to all Initial Equity Incentive Grants to all executives of Company and (ii) awarded to or held by other employees of the Company at or prior to the date the Mergers are consummated (such total number of shares, including, for the avoidance of doubt, the Merger Shares, the “Initial Sable Shares”) represents more than fifteen percent (15%) of the Basic Share Number, then the number of shares to be granted to Employee with respect to Employee’s Initial Equity Incentive Grant shall be reduced pro rata (based on the Employee’s share of the Initial Sable Shares, excluding, for purposes of this prorationing, the Merger Shares) such that the number of Initial Sable Shares equals fifteen percent (15%) of the Basic Share Number. “Merger Shares” means the shares of Company’s common stock issued to the equityholders of Sable Offshore Holdings LLC in connection with the Mergers. “Basic Share Number” means the aggregate number of shares of common stock of the surviving parent corporation resulting from the Mergers that is outstanding as of immediately following the Mergers and following the consummation of the transactions contemplated by the subscription agreements for the purchase of Company’s common stock, which subscription agreements were entered into at or prior to the date the Mergers are consummated, but excluding (i) the Initial Sable Shares and (ii) shares subject to warrants to acquire Company’s common stock, which warrants are outstanding as of the date the Mergers are consummated.

(e) Equity Incentive Grants. Equity incentive awards may be granted annually to Employee at the sole discretion of and subject to such terms and conditions as determined by the Compensation Committee and the Board.

6. Other Benefits; Business Expenses.

(a) Employee shall be entitled to participate in all employee benefit plans, fringe benefit arrangements and perquisite arrangements offered by Company to any of its senior executive officers, including, without limitation, participation in the various health, retirement, customary term life insurance, short-term and long-term disability insurance, parking and other employee benefit plans or programs provided to the employees of

Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Compensation Committee during the Employment Term, all on a basis at least as favorable to Employee as may be provided to similarly-situated senior executive officers of Company. Notwithstanding the foregoing, nothing herein shall limit the ability of Company to amend, modify or terminate any such plans or arrangements at any time and from time to time in accordance with their terms and applicable law.

(b) Employee shall be entitled to take appropriate and reasonable annual vacation time, provided that such vacation time does not interfere with Employee’s duties hereunder.

(c) Company shall reimburse Employee for all reasonable business expenses incurred by Employee during the Employment Term in the performance of Employee’s duties, which expenses will be subject to Company’s reimbursement policies as in effect from time to time. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

7. Termination of Employment. Employee’s employment may be terminated as set forth below:

(a) Death or Termination due to Disability. Employee’s employment with Company shall terminate immediately and automatically upon Employee’s death during the Employment Term. If Company determines that Employee has suffered a Disability during the Employment Term, Company may give Employee written notice of its intention to terminate Employee’s employment due to his Disability. In such event, Employee’s employment with Company shall terminate effective on the 30th day after Company provides Employee with such notice, provided that Employee shall not have returned to full-time performance of Employee’s duties prior to such 30th day. For purposes of this Agreement, “Disability” means a physical or mental condition resulting in Employee’s inability to perform Employee’s duties hereunder for a period of six (6) consecutive calendar months, as reasonably determined by Company.

(b) Termination by Company for Cause; Termination by Employee without Good Reason. Company may terminate Employee’s employment with Company at any time for Cause. Employee may terminate Employee’s employment with Company without Good Reason upon thirty (30) days written notice to Company. For purposes of this Agreement, “Cause” means any of the following (A) embezzlement or theft by Employee from Company or one of its subsidiaries, or the Employee’s conviction of, or plea of guilty or nolo contendere to (i) any felony or (ii) another crime involving dishonesty or moral turpitude or that could reflect negatively upon Company or one of its subsidiaries or otherwise impair or impede its or their operations; (B) any act or omission by Employee that is a material breach of Employee’s obligations under this Agreement or other agreement with Company: (C) Employee’s failure to substantially or satisfactorily perform Employee’s duties for Company or one of its subsidiaries (other than as a result of incapacity due to physical or mental illness) which failure has not been cured, as reasonably determined by Company, by Employee after thirty (30) days written notice thereof to Employee by Company; (D) Employee’s material breach of a written policy of the Employer or one of its subsidiaries; or (E) conduct by Employee that is materially injurious to Company or one of its subsidiaries, monetarily or otherwise, including, without limitation, Employee’s engaging in dishonesty, violence or threat of violence.

(c) Termination by Company without Cause; Termination by Employee for Good Reason. Company may terminate Employee’s employment without Cause upon thirty (30) days written notice to Employee. Employee may terminate Employee’s employment with Company for Good Reason if (i) Employee provides Company with written notice of the condition alleged to constitute Good Reason within 60 days of the initial existence of such condition, (ii) Company is provided with at least 30 days to cure such condition, and (iii) if Company does not timely cure such condition, Employee terminates Employee’s employment with Company within 30 days after the end of the cure period. In the event Company timely cures the condition alleged to constitute Good Reason, Employee shall not be entitled to terminate for Good Reason with respect to such condition. For purposes of this Agreement, “Good Reason” means any of the following without Employee’s consent:

(i) A material and adverse change in Employee’s title, responsibilities, or reporting relationship(s);

(ii) James C. Flores ceasing to serve as Chief Executive Officer of Company (or any successor to Company);

(iii) A material reduction in Employee’s Base Salary;

(iv) The relocation of Company’s principal executive offices outside the greater Houston, Texas metropolitan area, or Company’s requiring Employee to relocate anywhere other than the location of Company’s principal executive offices, except for required travel on Company’s business to an extent substantially consistent with Employee’s obligations under this Agreement; or

(v) A material breach by Company of a material provision of this Agreement.

(d) Termination due to Non-Renewal of Agreement. Either Company or Employee may terminate Employee’s employment with Company due to non-renewal of this Agreement upon timely providing notice in accordance with Section 3.

(e) Termination of Agreement. In all cases, termination of Employee’s employment with Company shall result in immediate and automatic termination of this Agreement.

(f) Resignations from Boards and as Officer. Termination of Employee’s employment for any reason whatsoever shall constitute, if applicable, Employee’s resignation from the Board and the boards of directors of any affiliate of Company on which Employee serves, if any, and resignation as an officer of Company and of any of the subsidiaries for which Employee serves as an officer.

8. Obligations of Company upon Termination of Employment. Upon termination of Employee’s employment during the Employment Term, Employee shall be entitled to the compensation and benefits described in this Section 8 and shall have no further rights to any compensation or any other benefits from Company or any of its affiliates.

(a) Accrued Obligations. If Employee’s employment with Company terminates for any reason, Company shall pay or provide Employee with the following:

(i) Any earned but unpaid Base Salary through Employee’s last day of employment with Company (“Termination Date”),

(ii) Payment for any accrued but unused vacation or paid time-off as of Employee’s Termination Date, to the extent payment is required under Company’s vacation or paid time-off policies,

(iii) Any earned but unpaid Annual Bonus, incentive or other cash bonuses for any prior period that remain unpaid as of Employee’s Termination Date,

(iv) Any reimbursements for expenses incurred but not yet paid as of Employee’s Termination Date, and

(v) Any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of Company and in accordance with the terms thereof, any deferred compensation arrangements or agreements between Employee and Company, or other benefit plans, in accordance with the terms of such plans, programs or policies (collectively, “Accrued Obligations”).

Payment of any Accrued Obligations in clauses (i) through (iii) shall be made in a single lump sum in cash within ten (10) business days following Employee’s Termination Date (or such earlier date as required by applicable law). Payment of any Accrued Obligations under clause (iv) shall be made in accordance with Company’s expense reimbursement policies. Any Accrued Obligations under clause (v) shall be paid or provided in accordance with the terms of the applicable plan, program, policy or practice or contract or agreement.

(b) Termination by Company for Cause; Termination by Employee without Good Reason; Termination due to Disability; Employee’s Death; Termination due to Non-Renewal of Agreement by Employee. If, during the Employment Term, Employee’s employment is terminated (i) by Company for Cause, (ii) by Employee without Good Reason, (iii) by Company due to Employee’s Disability, (iv) due to Employee’s death, or (v) by Employee due to Employee’s non-renewal of the Agreement, then Company shall have no further obligations to Employee, other than with respect to the Accrued Obligations.

(c) Termination by Company without Cause; Termination by Employee for Good Reason; Termination due to Non-renewal of Agreement by Company—Not in Connection with Change in Control. If, during the Employment Term, Employee’s employment is terminated (i) by Company without Cause, (ii) by Employee for Good Reason, or (iii) due to Company’s non-renewal of the Agreement, in each case, prior to a Change in Control or more than two years after a Change in Control, then Company shall have no further obligations to Employee, other than with respect to the Accrued Obligations.

(d) Termination by Company without Cause; Termination by Employee for Good Reason; Termination due to Non-renewal of Agreement by Company—In Connection with Change in Control.

(i) If, during the Employment Term, Employee’s employment is terminated (A) by Company without Cause, (B) by Employee for Good Reason, or (C) due to Company’s non-renewal of the Agreement, in each case, within two years following a Change in Control, then, in addition to the Accrued Obligations, Employee shall be entitled, subject to Employee’s execution, return to Company and non-revocation of a release of claims in favor of Company in a form reasonably acceptable to Company, which release becomes final and irrevocable no later than 55 days after the Termination Date (“Release Requirement”), Company shall pay to Employee in a lump sum in cash an amount equal to the product of (I) three (3), multiplied by (II) the sum of (x) Employee’s then-current Base Salary (provided that if Employee is terminating employment for Good Reason due to a reduction in Base Salary, then Base Salary immediately prior to such reduction shall be used) and (y) Employee’s average Annual Bonus for the three immediately preceding years or such lesser number of completed years of employment with Company as applicable (provided that if Employee’s employment terminates prior to completion of one full year for Annual Bonus purposes, Employee’s then-current target Annual Bonus opportunity shall be used) (such product, “Severance Payment”).

(ii) The Severance Payment shall be paid on the 60th day following the Termination Date.

(iii) In the event Employee does not timely satisfy the Release Requirement, the Severance Payment shall not be paid.

(iv) For purposes of this Agreement, “Change in Control” means the first of the following to occur during the Employment Term:

(A) The acquisition by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any securities of Company that generally entitles the holder thereof to vote for the election of directors of Company (the “Voting Securities”) which, when added to the Voting Securities then Beneficially Owned by such Person, would result in such Person either Beneficially Owning fifty percent (50%) or more of the combined voting power of Company’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of the members of the Board; provided, however, that for purposes of this paragraph (A) of this Section 8(d)(iv), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (1) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of open market acquisition of Voting Securities by Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (2) is Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Company (a “Controlled Entity”); (3) acquires Voting Securities in connection with a Non-Control Transaction (as defined in paragraph (C) of this Section 8(d)(iv)); or (4) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined in paragraph (B) below); or

(B) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by Company’s stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(C) The consummation of a merger, consolidation or reorganization involving Company (a “Business Combination”), unless (1) the stockholders of Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (3) no Person (other than (x) Company or any Controlled

Entity, (y) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a Business Combination described in clauses (1), (2) and (3) of this paragraph shall be referred to as a “Non-Control Transaction”);

(D) A complete liquidation or dissolution of Company; or

(E) The sale or other disposition of all or substantially all of the assets of Company to any Person (other than a transfer to (1) any entity that, immediately prior to its acquisition of such assets, is owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock in Company immediately prior to such acquisition or (2) an affiliate of Company).

A Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by Company or any Controlled Entity or (y) any entity that, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock in Company immediately prior to such acquisition.

Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if thereafter the Incumbent Board continues to constitute a majority of the Board.

For purposes of this Agreement, neither of the Mergers shall be considered a Change in Control.

9. Restrictive Covenants.

(a) Confidential Information; Unauthorized Disclosure. Employee acknowledges that during the Term, Company shall disclose to Employee and provide Employee with access to trade secrets and confidential information of Company or its Subsidiaries; or place Employee in a position to develop business goodwill on behalf of Company or its Subsidiaries; or entrust Employee with business opportunities of Company or its Subsidiaries. During the period of Employee’s employment hereunder and for a period of two (2) years following the termination of employment, Employee shall not, whether during the period of Employee’s employment hereunder or thereafter, without the written consent of the Chief Executive Officer or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of Employee’s duties as an executive of Company, any trade secrets or confidential information obtained by Employee while in the employ of Company with respect to Company’s business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which Employee knows or should know will be damaging to Company; provided, however, that trade secrets and confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee) or any information which Employee may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b) Non-Competition. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the trade secrets and confidential information of Company or its Subsidiaries that have been and will in the future be disclosed or entrusted to Employee; the business goodwill of Company or its Subsidiaries that has been and will in the future be developed by Employee or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by Company or its Subsidiaries; and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the following competition provisions:

During the Employment Term and for a period of two years thereafter, Employee shall not, with respect to oil & gas assets in the state of California, directly or indirectly engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that Employee may invest in stock, bonds or other securities in any such business (without participating in such business) if: (i) (A) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) its investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The term “Business” shall mean the exploration, development and production of crude petroleum and natural gas. Notwithstanding the foregoing provisions of this Section 9(b), in the event of a termination of Employee’s employment by Company without Cause or in the event of Employee’s resignation for Good Reason, Employee shall have no further obligations under this Section 9(b) unless such termination occurs within the two-year period immediately following a Change in Control or Employee otherwise becomes entitled to receive the Severance Payment.

(c) Non-Solicitation. Employee undertakes toward Company and is obligated, during the Employment Term and for a period of two years thereafter, not to solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other persons (hereinafter collectively referred to as “Employees”) who at the time of solicitation or hire, or in the 90 day period prior thereto, are working full-time or part-time for Company or any of its Subsidiaries and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Employees to leave Employee’s job with Company or any of its Subsidiaries and not to endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client or customer of Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with Company or any of its Subsidiaries.

(d) Proprietary Rights.

(i) Assignment. Employee hereby irrevocably assigns and agrees to assign to Company all rights Employee may have in any and all intellectual property that relate to Company’s actual or anticipated business developed partially or wholly by Employee during Employee’s employment with Company. Company agrees to provide Employee an opportunity to develop new intellectual property in an expanded nature.

(ii) Work for Hire. Employee agrees that if, in connection with the performance of Employee’s duties while employed by Company, Employee creates, or assists in the creation of, any work that relates to Company’s actual or anticipated business that may be protectable under the copyright laws or similar laws: (a) that such work is considered a “work made for hire,” (b) Company shall be considered the author and owner of the work, and (c) if it is later determined that the work was not a “work made for hire,” Employee hereby assigns to Company any copyrights and other ownership interests that Employee may have in the work.

(iii) Inventions. Employee further agrees to promptly and fully inform and disclose to Company the existence of all (a) inventions, potential inventions, designs, discoveries, processes, business plans, improvements, ideas (“Inventions”), (b) works of authorship, or (c) derivative works, provided that such Inventions, works of authorship or derivative works relate to Company’s actual or anticipated business, that are in any way created, have resulted, or are derived from the use of Company’s resources or were created, resulted or derived from while performing Employee’s duties as an employee employed by Company, all of which shall be the exclusive property of Company. Employee further agrees to maintain current and adequate written records on the development of the aforementioned Inventions, works of authorship and derivative works. Employee hereby assigns and agrees to assign, without further compensation, all of Employee’s right, title, and interest in or to the aforementioned Inventions, works of authorship, and derivative works.

(iv) Applications and Registrations. Employee agrees to assist Company in every proper way to perfect Company’s rights in all Inventions, trademarks, and copyrightable works; including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments, and to take such actions, as may be reasonably necessary to vest title to, maintain title to, and/or defend or enforce the rights of Company in the Inventions, trademarks, or copyrightable works.

(v) Attorney in Fact. Employee agrees that in the event Company is unable, for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 9(d), Employee irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on behalf of Employee to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this assignment with the same legal force and effect as if executed by Employee.

(e) Enforcement. It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 9 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of this Section 9 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 9 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

(f) Remedies. In the event of a breach or threatened breach by Employee of the provisions of this Section 9, Company shall be entitled to an injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

(g) Immunity Notice. Notwithstanding any other provision of this Agreement:

(i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding;

(ii) If Employee files a lawsuit for retaliation, Employee may disclose Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order; and

(iii) Nothing in this Agreement prohibits Employee from (i) exercising any rights that cannot be lawfully waived or restricted; (ii) communicating with or initiating or participating in any investigation conducted by the Equal Employment Opportunity Commission or other fair employment practices agency; or (iii) otherwise reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the United States Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions or other provisions of federal, state, or local law or regulation. Employee does not need the prior authorization of Company to make any such reports or disclosures and Employee is not required to notify Company that Employee has made such reports or disclosures.

10. Mitigation. Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment.

11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Company or its affiliates and for which Employee may qualify, except as specifically provided herein. Amounts that are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of Company or any of its affiliates at or subsequent to Employee’s Termination Date shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

12. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer, except by will or the laws of descent and distribution.

13. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by electronic mail with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Company at its principal office address and electronic mail address, directed to the attention of the Chief Executive Officer with a copy to the Secretary of Company, and to Employee at Employee’s residence address and electronic mail address on the records of Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Successors. This Agreement is personal to Employee and shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. This Agreement may be assigned by Company and shall be binding and inure to the benefit of Company and its successors and assigns.

16. Indemnification. During the Employment Term and for a period of six years thereafter, Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of Company or service in other capacities at the request of Company. In addition, to the maximum extent permitted by the by-laws of Company in effect from time to time and applicable law, during the Employment Term and for a period of six years thereafter, Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities and losses for Employee’s services as an employee, officer and director of Company (or any successor).

17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Employee, Employee’s spouse, Employee’s estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

18. Section 280G.

(a) Notwithstanding anything in this Agreement or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or in part) by Company or any affiliate thereof making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of tax imposed by Section 4999 of the Code (and similar state and local laws) to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Any determination required under this Section 18 shall be made in writing by an accounting firm selected by Company (“Accountants”). Company and Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 18. For purposes of making the calculations and determinations required by this Section 18, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on Company and Employee.

19. Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (collectively, “Section 409A”).

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Employee by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A. This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a “specified employee” (as defined in Section 409A), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided, without interest, on the first day of the seventh month following Executive’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d) Treatment of Installment Payments. Each payment in a series of payments shall be considered a separate payment for purposes of Section 409A.

(e) Timing of Reimbursements and In-Kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

20. Compensation Recoupment Policy. Any incentive compensation, including, but not limited to, cash-based and equity-based compensation, awarded to Employee by Company shall be subject to any compensation recoupment policy that Company may adopt from time to time that is applicable by its terms to Employee. In addition, the Compensation Committee and/or the Board may specify in any written documentation memorializing an incentive award that Employee’s rights, payments and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants, (iv) other conduct by Employee that is detrimental to the business or reputation of Company, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Employee caused or contributed to such material inaccuracy.

21. Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

22. Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement: no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Employee represents and warrants that the execution of this Agreement will not result in any breach of any prior or existing agreement executed by Employee with respect to any third party.

23. Applicable Law. Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

25. Entire Agreement. This Agreement contains the entire agreement between Company and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including but not limited to any prior discussions, understandings, or agreements between the parties, written or oral, at any time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 2nd, 2022, effective for all purposes as provided above on the Effective Date.

SABLE OFFSHORE CORP.

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chief Executive Officer

EMPLOYEE

Gregory Patrinely

Signature Page to Employment Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 2nd, 2022, effective for all purposes as provided above on the Effective Date.

SABLE OFFSHORE CORP.

By:
Name:	James C. Flores
Title:	Chief Executive Officer

EMPLOYEE

/s/ Gregory Patrinely
Gregory Patrinely

Signature Page to Employment Agreement